W. T. UNIACK & CO. CPA’S, P.C.

CERTIFIED PUBLIC ACCOUNTANTS

1003 Weatherstone Pkwy., Ste. 320     12600 Deerfield Pkwy.,

Woodstock, GA  30188       Alpharetta, GA  30004

Phone: 770-592-3233       Phone: 678-566-3774

______________________________________________________________________________

July 27, 2009

Securities and Exchange Commission

Mail Stop 11-3

450 5th Street, N.W.

Washington, D.C.  20549

Dear Sirs/Madams:

We have read Item 8.01 of  GeneThera, Inc.’s Current Report on Form 8-K dated July 22, 2009, and have the following comments:

1.

We do not agree with the statements made in the paragraph as follows:

The engagement letter is March 31, 2009 not November 10, 2008.

Our field work began as agreed upon once a significant portion of our retainer was received-April 10th 2009.  We are still owed a significant sum that was promised and executed upon that we have still not received.

The firm was never engaged to review first quarter of 2009 as per the aforementioned engagement letter.

After repeated attempts adequate documentation and significant auditable evidential matter was not received for the annual report to be filed on form 10k until late May of 2009-specifically May 29, 2009.

We were not notified as to our dismissal referred to on May 27, 2009 within, until July 22, 2009.

Our firm resigned on June 16, 2009.

Yours truly,

W. T. Uniack & Co. CPA’s, P.C.